As filed with the Securities and Exchange Commission on June 27, 2008.
Registration No. 333-148577

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PMFG, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3569	51-0661574
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
(214) 357-6181
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Henry G. Schopfer, III
Chief Financial Officer
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
(214) 357-6181
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James E. O’Bannon
Charles T. Haag
Jones Day
2727 N. Harwood Street
Dallas, Texas 75201
(214) 220-3939

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 27, 2008

PROXY STATEMENT/PROSPECTUS

YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

We are pleased to invite you to a special meeting of shareholders of Peerless Mfg. Co. The meeting will be held on [ • ], 2008 beginning at 10:00 a.m., Dallas, Texas time, at our corporate offices located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254.

At the special meeting, you will be asked to consider and vote on a proposal to reorganize our company into a holding company structure. If this reorganization is approved by our shareholders, our present company will become a subsidiary of a new Delaware corporation named PMFG, Inc. As a result of the reorganization, you will become a stockholder of PMFG, the new holding company.

Upon completion of the reorganization, our present company will remain a Texas corporation. Our current business, operations and management will remain the same. Implementing the holding company structure, however, is expected to provide us with greater operational and financing flexibility. In addition, incorporating the new holding company in Delaware will allow us to take advantage of the flexibility and predictability that Delaware corporate law provides.

In connection with the holding company reorganization, we will issue two shares of PMFG common stock for each share of Peerless common stock that you own. As a result, the reorganization will have the same effect as a two-for-one stock split of your current Peerless shares. However, your shares of PMFG will represent the same ownership percentage of PMFG as you had of Peerless. We expect the shares of PMFG common stock to trade on the Nasdaq Global Market under the ticker symbol “PMFG,” the same ticker symbol under which the shares of Peerless common stock are currently traded. In addition, the reorganization will be tax-free for Peerless shareholders.

Our Board of Directors has carefully considered the reorganization proposal and the related transactions described in the proxy statement/prospectus and believes that they are advisable and in the best interest of our shareholders, and unanimously recommends that you vote FOR the reorganization proposal. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us (if you are a record holder) or the appropriate financial institution (if you hold your shares through a broker or other institution).

The accompanying notice of meeting and proxy statement/prospectus provide specific information about the special meeting and explain the reorganization proposal in more detail. Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 8 of the proxy statement/prospectus before voting on the reorganization proposal.

Sincerely,

Peter J. Burlage
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulation agency has approved or disapproved of the securities to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [ • ], 2008 and is being first mailed to Peerless shareholders on or about [ • ], 2008.

PEERLESS MFG. CO.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held [ • ], 2008

A special meeting of shareholders of Peerless Mfg. Co. (“Peerless”) will be held on [ • ], 2008 beginning at 10:00 a.m., Dallas, Texas time, at our corporate offices located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254. The special meeting will be held to consider and take action upon a proposal to reorganize Peerless through the creation of a new Delaware holding company, PMFG, Inc. (“PMFG”). As a result of the proposed reorganization:

•	Peerless will become a wholly owned subsidiary of PMFG;

•	You will become a stockholder of PMFG, a Delaware corporation;

•	You will receive two shares of common stock of PMFG for each share of common stock of Peerless that you own at the effective time of the reorganization; and

•	PMFG common stock will trade under the ticker symbol “PMFG” on the Nasdaq Global Market.

We refer to this proposal as the “reorganization proposal.” The reorganization will be effected through a merger agreement among Peerless, PMFG and PMFG Merger Sub, Inc. A copy of this merger agreement is included in the accompanying proxy statement/prospectus as Annex A. In addition to the reorganization proposal, we will conduct any other business which may properly come before the special meeting.

Information concerning the reorganization proposal is set forth in the enclosed proxy statement/prospectus. If you were a shareholder at the close of business on [ • ], 2008, you are entitled to notice of, and to vote at, the special meeting.

You are cordially invited to attend the special meeting in person. However, if you are unable to attend in person, please know that we desire to have maximum representation of our shareholders at the meeting and respectfully request that you complete, sign, date, and promptly return the enclosed proxy card in the enclosed postage-paid self-addressed envelope. We look forward to hearing from you.

By Order of the Board of Directors,

Henry G. Schopfer
Secretary

Dallas Texas
[ • ], 2008

YOUR VOTE IS IMPORTANT
Please vote early, even if you plan to attend the special meeting

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business, financial and other information about us from other documents filed by Peerless with the Securities and Exchange Commission that is not included in or being delivered with this proxy statement/prospectus. For more information regarding the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 27.

You may obtain copies of the documents incorporated by reference into this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from Peerless at the following address and telephone number:

Peerless Mfg. Co.
Attn: Secretary
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Telephone: (214) 357-6181

In addition, if you have questions about the special meeting or the reorganization proposal, or if you need additional copies of this proxy statement/prospectus or the proxy card or copies of the documents incorporated by reference into this proxy statement/prospectus, you may contact Georgeson Inc., Peerless’ proxy solicitor, at the address and telephone number listed below. You will not be charged for any of the documents you request.

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038
Toll-Free: (800) 459-3121
Banks and brokers call collect at (212) 440-9800

To receive timely delivery of the documents before the special meeting, you must request them no later than [ • ], 2008.

i

Page
Agreement and Plan of Merger	A-1
Certificate of Incorporation of PMFG, Inc.	B-1
Bylaws of PMFG, Inc.	C-1
Opinion of Jones Day as to Tax Matters
Consent of Grant Thornton LLP
Consent of Gaines Kriner Elliott LLP

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
AND THE REORGANIZATION PROPOSAL

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the reorganization proposal. These questions and answers do not address all questions that may be important to you as a Peerless shareholder. Please refer to the “The Reorganization Proposal” beginning on page 12 and the more detailed information contained elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, which you should read carefully.

In this proxy statement/prospectus, the terms “we,” “us” and “our” refer to PMFG, Inc., the new Delaware corporation, and Peerless Mfg. Co., the current Texas corporation (which will become a subsidiary of PMFG, Inc. upon completion of the proposed reorganization), when the distinction between the two companies is not important to the discussion. When the distinction between the two companies is important to the discussion, we use the term “PMFG” to refer to PMFG, Inc. and “Peerless” to refer to Peerless Mfg. Co.

Q:	When is the special meeting? What are the matters being considered?

A:	Our special meeting will be held on [ • ], 2008, beginning at 10:00 a.m., Dallas, Texas time, at our corporate offices located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254. At the meeting, shareholders will be asked to approve the reorganization proposal and to act on any other business that may properly come before the meeting. We do not know of any matters that may come before the meeting other than the reorganization proposal. We are furnishing you with this proxy statement/prospectus on behalf of the Peerless Board of Directors to solicit proxies in connection with the special meeting.

Q:	What is the reorganization proposal?

A:	We are asking you to approve a reorganization of our company into a holding company structure. In the reorganization, Peerless, a Texas corporation, will become a wholly owned subsidiary of PMFG, a Delaware corporation. The reorganization will be effected by merging Peerless with a newly formed company. In the merger, the current shareholders of Peerless will become stockholders of PMFG, with twice as many, but the same percentage of, shares of PMFG as they held of Peerless prior to the reorganization. The merger agreement, which sets forth the plan of merger, is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully.

Q.	Why are you holding a special meeting?

A.	At our annual shareholder meeting in November 2007, the Peerless shareholders considered a proposal to amend Peerless’ articles of incorporation to increase the number of authorized shares of common stock from 10 million to 25 million. Despite receiving support from the holders of more than 93 percent of the shares voted on the proposal, the proposal was not approved because Texas law requires an amendment to the articles to be approved by the holders of at least two-thirds of the outstanding shares.

Because the Peerless Board believed the reasons for increasing the number of authorized shares continued to be valid, the Board considered a special meeting to reconsider the original proposal. In connection with these discussions, the Peerless Board also considered other matters, including a possible reincorporation in Delaware. Ultimately, the Peerless Board approved the reorganization proposal included in this proxy statement/prospectus. Among the differences between the articles of incorporation of Peerless and the certificate of incorporation of PMFG is that the PMFG certificate authorizes the issuance of up to 25 million shares of common stock.

Q:	Why are you forming a holding company?

A:	We are forming a holding company in Delaware:

• to provide us with greater operational and financing flexibility; and

• to take advantage of the benefits of Delaware corporate law.

For additional information regarding our reasons for proposing the reorganization, see “The Reorganization Proposal — Reasons for the Reorganization; Recommendation of Our Board.”

Q:	Will the management or the business of the company change as a result of the reorganization?

A:	No. The management and business of our company will remain the same after the reorganization.

Q:	What will happen to my stock?

A:	In the reorganization, each share of common stock of Peerless will convert into two shares of common stock of PMFG. As a result, you will become a stockholder of PMFG and will own twice the number, but the same percentage, of shares of PMFG common stock that you now own of Peerless common stock. We expect that PMFG common stock will be listed on the Nasdaq Global Market under the symbol “PMFG,” the same ticker symbol currently used for Peerless common stock.

Q:	Why are you issuing two shares of common stock of PMFG for every one share of Peerless?

A:	The Peerless Board of Directors believes that the two-for-one exchange ratio will increase the liquidity of the shares of PMFG common stock and possibly increase the shareholder base.

Q:	How will being a PMFG stockholder be different from being a Peerless shareholder?

A:	As a stockholder of PMFG, your rights will be governed by Delaware corporate law and the organizational documents of a Delaware corporation. These rights are different from, and depending on the circumstances may be more or less favorable to you than, the rights that you currently have as a shareholder of Peerless, a Texas corporation. For more information, see “Description of PMFG Common Stock” and “Comparative Rights of Holders of Peerless Common Stock and PMFG Common Stock.”

Q:	Will I have to turn in my stock certificates?

A:	No. We will not require you to exchange your stock certificates as a result of the reorganization. After the reorganization, each certificate currently representing your shares of Peerless common stock will be deemed for all purposes to evidence two times that number of shares of PMFG common stock.

Q:	Does formation of a holding company affect my federal income taxes?

A:	The proposed reorganization will be a tax-free transaction under federal income tax laws. We expect that you will not recognize any gain or loss for federal income tax purposes upon your receipt of PMFG common stock in exchange for your shares of Peerless common stock in the reorganization. The tax consequences to you will depend on your own situation. We urge you to consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any foreign, state, or local tax consequences of the reorganization. For further information, see “The Reorganization Proposal — Material U.S. Federal Income Tax Consequences.”

Q:	How will the reorganization be treated for accounting purposes?

A:	For accounting purposes, our reorganization into a holding company structure will be treated as a transaction between entities under common control, resulting in no change in the carrying amount of Peerless’ existing assets or liabilities. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of Peerless will be included in the consolidated financial statements of PMFG as currently presented.

Q:	Who is entitled to attend and vote at the meeting?

A:	Any holder of record of Peerless common stock at the close of business on [ • ], 2008, the record date for the special meeting, is entitled to attend and vote at the meeting. On the record date, Peerless had [ • ] shares of common stock outstanding.

If you hold your shares in “street name” and desire to attend the special meeting and vote in person, you must show proof of ownership of your shares. Proof of ownership may be established in the form of a letter from the holder of record or a recent statement from the bank or broker showing your ownership of Peerless common stock on the record date.

Q:	What will constitute a quorum at the meeting?

A:	Holders of a majority of Peerless common stock outstanding and entitled to vote on the record date must be present at the meeting, either in person or by proxy, to establish a quorum. Proxies that we receive that are marked “abstain” will be considered present at the meeting for purposes of establishing a quorum.

Q:	How do I cast my vote?

A:	After carefully considering the information contained in this proxy statement/prospectus, you should vote your shares by following the instructions contained in this proxy statement/prospectus and the proxy card included with it, so that your shares may be represented at the special meeting.

The Peerless Board of Directors unanimously recommends that you vote FOR the reorganization proposal (including approval of the merger agreement to effect the reorganization).

Q:	Do I need to attend the special meeting in person?

A:	No. Although we invite you to attend, it is not necessary for you to attend the meeting in order to vote your shares.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your shares are voted at the special meeting. This proxy statement/prospectus includes instructions on how to change your vote. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide your broker with instructions on how to vote. Your broker should provide you with directions regarding how to instruct your broker to vote your shares. You should follow these directions. If you hold your shares in a brokerage account and you do not instruct your broker regarding how to vote on the reorganization proposal, your shares will not be voted. Not voting your shares at the special meeting has the same effect as a vote against the reorganization proposal.

Q:	What vote is required to approve the reorganization proposal?

A:	In order to approve the reorganization proposal, holders of at least two-thirds of all outstanding shares of Peerless common stock must vote in favor of the proposal. If you abstain or otherwise do not vote on the reorganization proposal, or if you hold your shares in “street name” and do not provide instructions to your broker, it has the same effect as a vote against the reorganization proposal.

Q:	If the shareholders approve the reorganization, when will it occur?

A:	We currently plan to complete the reorganization promptly following the special meeting, provided that our shareholders approve the reorganization and all other conditions to completion of the reorganization have been satisfied.

Q:	Do I have dissenters’ (or appraisal) rights?

A:	No. Holders of Peerless common stock do not have dissenters’ rights under Texas law as a result of the reorganization even if the reorganization is approved by our shareholders.

Q:	What percentage of the outstanding shares do directors and executive officers hold?

A:	On [ • ], 2008 directors, executive officers and their affiliates beneficially owned approximately [ • ] percent of our outstanding shares of common stock entitled to vote at the special meeting.

Q:	Whom do I contact if I have questions about the special meeting or the reorganization proposal?

A:	You may contact our proxy solicitor:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038
Toll-Free: (800) 459-3121
Banks and brokers call collect at (212) 440-9800

or us:

Peerless Mfg. Co.
Attn: Secretary
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Telephone: (214) 357-6181

SUMMARY OF THE REORGANIZATION PROPOSAL

The following summary highlights selected information regarding the reorganization proposal, including the merger agreement and related transactions, which are described in greater detail elsewhere in this proxy statement/prospectus. It may not contain all of the information that may be important to you. To better understand the reorganization proposal, and for a more complete description of the terms of the merger agreement and the related transactions, you should read this entire document carefully, including the annexes, and the additional documents to which we refer you. You can find information with respect to these additional documents under the caption “Where You Can Find More Information” on page 27.

Peerless and PMFG

Peerless is a leading provider of custom-engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. Peerless primarily serves the markets for power generation, natural gas infrastructure, and refining and petrochemical processing. Peerless offers a broad range of separation and filtration products, selective catalytic reduction, or SCR, systems, and other complementary products including specialty heat exchangers, pulsation dampeners and silencers. Headquartered in Dallas, Texas, Peerless markets its products worldwide.

PMFG was formed as a wholly owned subsidiary of Peerless in order to effect the reorganization. Prior to the reorganization, PMFG will have no assets or operations other than those incident to its formation. After the reorganization, Peerless will be a wholly owned subsidiary of PMFG, and the current shareholders of Peerless will become stockholders of PMFG.

The principal executive offices of Peerless and PMFG are located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254. Their telephone number is (214) 357-6181. The management and business of Peerless will not change as a result of the reorganization.

What You Will Receive in the Reorganization

In the reorganization, each outstanding share of Peerless common stock will convert into two shares of PMFG common stock. In addition, the outstanding options to purchase shares of Peerless common stock, if not exercised before the completion of the reorganization, will become options to acquire shares of PMFG common stock.

Conditions to Completion of the Reorganization

The completion of the reorganization depends on the satisfaction or waiver of a number of conditions, including the following:

•	approval of the reorganization proposal by holders of at least two-thirds of the outstanding shares of Peerless common stock;

•	approval for listing on Nasdaq of the shares of PMFG common stock to be issued in the reorganization;

•	absence of any stop order suspending the effectiveness of the registration statement relating to the shares of PMFG common stock to be issued in the reorganization;

•	receipt by Peerless of a legal opinion to the effect that the reorganization will qualify as a tax-free transaction under Section 368(a) or Section 351 of the Internal Revenue Code;

•	absence of any law or order that has a material adverse effect on Peerless or any legal prohibition or restraint that would prevent completion of the reorganization or any pending legal proceeding that seeks one of these results; and

•	receipt of necessary regulatory approvals and licenses and any required third party consents.

Termination of the Reorganization

If the Peerless Board of Directors determines to do so, we may not proceed with the reorganization even if the Peerless shareholders approve the reorganization proposal.

Markets and Market Prices

PMFG common stock is not currently traded on any stock exchange. Peerless common stock is traded on the Nasdaq Global Market under the ticker symbol “PMFG.” Upon completion of the reorganization, we expect PMFG common stock to trade on the Nasdaq Global Market under the same ticker symbol.

On January 9, 2008, the last trading day before the public announcement of the proposed reorganization, the closing price per share of Peerless common stock was $37.10. On [ • ], 2008, the most recent trading day for which prices were available prior to the mailing of this proxy statement/prospectus, the closing price per share of Peerless common stock was $[ • ].

Financial Information

We have not provided financial statements of PMFG because, prior to the reorganization, it will have no assets, liabilities or operations other than those incident to its formation. In addition, we have not included complete pro forma financial comparative per share information concerning Peerless that gives effect to the reorganization because, immediately after the completion of the reorganization, the consolidated financial statements of PMFG will be substantially the same as Peerless’ financial statements immediately prior to the reorganization. For more information regarding the documents incorporated by reference into this proxy statement/prospectus, including financial information regarding Peerless, see “Where You Can Find More Information” on page 27.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements in this proxy statement/prospectus and in documents incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These forward-looking statements reflect the views of our senior management with respect to our financial performance and future events with respect to our business and our industry in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” or the negative and similar statements of a future or forward-looking nature may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus. These forward-looking statements address matters that involve risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in these statements. In addition to the other matters contained or incorporated by reference in this document, including those disclosed under the caption “Risk Factors,” these statements are subject to risks, uncertainties and assumptions, including:

•	we may not realize the expected benefits of our reorganization into a Delaware holding company structure;

•	changes in the economy generally or in the markets in which we operate including the power generation, natural gas infrastructure and refining and petrochemical processing industries;

•	changes in the price, supply or demand for natural gas;

•	changes in current environmental legislation;

•	increased competition;

•	changes in our ability to conduct business outside the United States, including changes in foreign laws and regulations;

•	decreased demand for our products;

•	risks associated with our recent acquisition of Nitram Energy, Inc., including the integration of Nitram’s operations with those of Peerless and the significant indebtedness that we incurred in connection with this acquisition;

•	the effects of U.S. involvement in hostilities with other countries and large-scale acts of terrorism, or the threat of hostilities or terrorist acts;

•	the effects of natural disasters; and

•	loss of the services of any member of our senior management or other key employees.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” on page 7, you should carefully consider the following risk factors in deciding whether to vote in favor of the reorganization proposal, including the approval of the merger agreement. Please see “Where You Can Find More Information” on page 27.

We may not obtain the expected benefits of our reorganization into a holding company structure.

We believe our reorganization into a holding company structure will provide us with benefits in the future. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the expected operational and financing flexibility we anticipate as a result of the reorganization. Accordingly, we may incur the costs of the reorganization without realizing the possible benefits. In addition, the holding company structure may not be successful in insulating the liabilities of our subsidiaries from each other or from PMFG. We or our future subsidiaries may be liable for the liabilities of one another, particularly if we do not observe corporate formalities or adequately capitalize PMFG or its subsidiaries.

The proposed reorganization into a holding company structure may result in substantial direct and indirect costs whether or not completed.

The reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys’ fees, accountants’ fees, filing fees, financial printing expenses and mailing costs. These costs will be substantially incurred prior to the vote of our shareholders. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and increasing administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of PMFG and Peerless.

As a holding company, PMFG will be dependent on the operations and funds of its subsidiaries.

After the completion of the reorganization, PMFG will be a holding company with no business operations of its own. PMFG’s only significant asset will be the outstanding common stock of Peerless. As a result, PMFG will rely on payments from Peerless or any future subsidiaries to meet its obligations.

We currently expect that a significant portion of the earnings and cash flow of Peerless, which will become a wholly owned subsidiary of PMFG upon the completion of the reorganization, will be retained and used by it in its operations, including to service any debt obligations Peerless may have. Additionally, in the future, subsidiaries may be restricted in their ability to pay cash dividends or to make other distributions to PMFG, which may limit the payment of cash dividends or other distributions, if any, to the holders of PMFG common stock. Future credit facilities and other debt obligations of PMFG, as well as statutory provisions, may limit the ability of PMFG and its subsidiaries to pay dividends.

As a stockholder of a Delaware corporation, your rights after the reorganization will be different from, and may be less favorable than, your current rights as a shareholder of a Texas corporation.

After completion of the reorganization, you will become a stockholder of a public company incorporated in Delaware instead of Texas. As a result, your rights as a stockholder will be governed by Delaware corporate law as opposed to Texas corporate law. Delaware corporate law is different in some respects than Texas corporate law. Some of these differences may be more or less favorable to stockholders.

In addition, PMFG’s certificate of incorporation and bylaws will be different from Peerless’ articles of incorporation and bylaws. For example, PMFG’s certificate of incorporation does not allow stockholders to call a special meeting of stockholders. Peerless’ bylaws currently allow special meetings of shareholders to be called by the holders of at least 10 percent of all shares entitled to vote at a special meeting.

You should carefully review PMFG’s certificate of incorporation and bylaws, which will govern your rights as a stockholder of PMFG. Copies of these documents are attached to this proxy statement/prospectus as Annex B and Annex C. See “Comparative Rights of Holders of Peerless Common Stock and PMFG Common Stock” beginning on page 19 for a discussion of the rights associated with ownership of PMFG common stock as compared to ownership of Peerless common stock.

Shares eligible for future sale could impact the price of PMFG common stock, and PMFG will have more shares authorized for issuance.

The price of our common stock may be subject to significant fluctuation in the future, including as a result of the increase in the availability of shares authorized for future sale. Under Peerless’ articles of incorporation, 10 million shares of common stock are authorized, of which approximately 2.4 million shares are available for issuance and not otherwise reserved. Under PMFG’s certificate of incorporation, 25 million shares of common stock are authorized, of which approximately 9.8 million shares are expected to be available for issuance and not otherwise reserved.

Substantially all of the outstanding shares of our common stock, other than shares held by our officers, directors and other affiliates, are freely tradable. Shares of our common stock held by our affiliates are subject to limitations on the number of shares that may be sold unless the sale of the shares is registered or is exempt from registration under the Securities Act.

The organizational documents of PMFG contain provisions that may prevent or deter another group from paying a premium over the market price to our stockholders to acquire our stock.

The organizational documents of PMFG will contain provisions that classify our Board of Directors, establish advance notice requirements on our stockholders for director nominations and actions to be taken at annual meetings of the stockholders, and preclude action by PMFG stockholders by written consent without a meeting. In addition, as a Delaware corporation, PMFG will be subject to Section 203 of the Delaware General Corporation Law (the “DGCL”) relating to business combinations. These provisions could delay, deter or prevent a merger, consolidation, tender offer or other business combination or change of control involving us that could include a premium over the market price of our common stock that some or a majority of our stockholders might consider to be in their best interests. For more information, see “Comparative Rights of Holders of Peerless Common Stock and PMFG Common Stock” beginning on page 19.

SPECIAL MEETING OF PEERLESS SHAREHOLDERS

The Peerless Board of Directors is soliciting proxies from the holders of Peerless common stock for use at the special meeting and at any adjournments or postponements of the meeting. This proxy statement/prospectus, together with the form of proxy, is expected to be first mailed to holders of Peerless common stock on or about [ • ], 2008.

Right to Vote

All holders of record of Peerless common stock at the close of business on [ • ], 2008 are entitled to vote on matters presented at the special meeting. Each holder of record on that date is entitled to one vote for each share of common stock held.

Date, Time and Place of the Special Meeting

The date, time and place of the special meeting of Peerless shareholders is as follows:

Date of the Meeting:  [ • ], 2008

Time of the Meeting: 10:00 a.m., Dallas, Texas time

Place of the Meeting: 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254

Quorum

As of [ • ], 2008, there were [ • ] shares of Peerless common stock outstanding. The holders of a majority, or [ • ] shares, of Peerless common stock entitled to vote at the special meeting must be represented at the special meeting in person or by proxy to have a quorum for the transaction of business at the meeting. Any shareholder present at the special meeting, either in person or by proxy, who abstains from voting will be counted for purposes of determining whether a quorum exists. If holders of fewer than [ • ] shares are present at the special meeting, we will adjourn and reschedule the special meeting until a quorum is present.

Voting Procedures

If you hold shares in your own name as a shareholder of record on the record date, you may vote the shares so held by:

•	signing, dating and mailing the enclosed proxy card in the enclosed postage-paid self-addressed envelope; or

•	attending the special meeting and voting in person if you are a record holder.

You are encouraged to vote promptly by returning the proxy card even if you plan to attend the special meeting in person.

If you hold your shares in street name, for example in a brokerage account or by a bank or other nominee, you may receive different voting instructions from your broker. You have the right to instruct the broker or other nominee how to vote your shares. If you hold your shares in street name and desire to attend the special meeting and vote in person, you must show proof of ownership of your shares. Proof of ownership may be established in the form of a letter from the holder of record or a recent statement from the bank or broker showing your ownership of Peerless common stock on the record date.

Proxies

•	Completed Proxies. If you sign, complete and return your proxy card and we receive the proxy card prior to or at the special meeting, your proxy will be voted as you instructed.

•	Proxies Without Instructions. If you sign and return a proxy card but do not provide instructions as to your vote, your proxy will be voted FOR the reorganization proposal and in the discretion of the Peerless Board of Directors on other matters that properly come before the meeting.

•	Broker Instructions. Under applicable stock exchange rules, brokers who hold Peerless common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the reorganization proposal without specific instructions from those customers. If you do not instruct your broker on how to vote your shares on the reorganization proposal, your shares will not be voted at the special meeting. This will have the same effect as a vote against the reorganization proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

•	Revocability of Proxies. You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must deliver to Peerless’ Secretary prior to the meeting a signed notice of revocation or a later dated proxy changing your vote. Alternatively, you may choose to attend the special meeting and vote in person. However, simply attending the meeting will not in itself constitute the revocation of your proxy if you do not cast a vote at that time.

•	Costs of Solicitation. Peerless will bear the cost of solicitation of proxies, including the cost of preparing, printing and mailing this proxy statement/prospectus and other proxy materials, and the cost of reimbursing brokers for forwarding the proxy materials to the beneficial owners of Peerless common stock. Peerless’ officers and employees may also solicit proxies by telephone or otherwise, but will not receive additional compensation for these activities. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the proxy materials to the beneficial owners of our common stock. Peerless may also reimburse them for their reasonable out-of-pocket expenses in connection with these services. Peerless has engaged Georgeson Inc. to represent it in connection with the solicitations of proxies and will pay Georgeson Inc. a customary fee for its services and reimburse Georgeson Inc. for its expenses.

THE REORGANIZATION PROPOSAL

This section of the proxy statement/prospectus describes the reorganization proposal. The summary of the material provisions of the merger agreement provided below is qualified in its entirety by reference to the merger agreement, which we have attached as Annex A to this proxy statement/prospectus and which we incorporate by reference into this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus and the merger agreement for a more complete understanding of the reorganization proposal. Your approval of the reorganization proposal will constitute approval of the reorganization, the merger agreement, and the certificate of incorporation and bylaws of PMFG.

Reasons for the Reorganization; Recommendation of Our Board

In September 2007, the Board of Directors of Peerless approved an amendment to Peerless’ articles of incorporation to increase the number of authorized shares of Peerless common stock from 10 million to 25 million. The purpose of the amendment was to provide Peerless with the ability to issue additional shares of common stock for a variety of corporate purposes, including current or future incentive plans, stock splits, issuances of equity capital, acquisitions and other purposes. At the time of the Peerless Board’s approval of the amendment, Peerless had approximately three million shares of common stock which were available for future issuance that were not otherwise reserved for other purposes.

The increase in authorized shares was submitted to the Peerless shareholders for approval at the annual meeting of shareholders held on November 15, 2007. The proposal was not approved, despite receiving support from the holders of more than 93 percent of the shares voted on this proposal. Holders of more than 4.1 million shares voted for the proposal to increase the number of authorized shares and less than 277,000 shares were voted against the proposal. Under Texas law, approval of the proposal to amend the articles required the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote. In order to have been approved, holders of approximately 200,000 additional shares would have been required to vote for the proposal.

At a Board meeting held on November 15, 2007, the Peerless Board discussed the reasons the proposed amendment did not receive the necessary vote. As the Peerless Board believed the purposes for an increase in the number of authorized shares were still valid, the Peerless Board discussed calling a special meeting of shareholders to reconsider this proposal. Additionally, the Peerless Board discussed the potential benefits of reincorporating in Delaware, a topic that had been previously discussed by the Peerless Board from time to time over a period of several years. At that meeting, the Peerless Board directed management to examine the potential advantages and disadvantages of calling a special meeting, a possible reincorporation of Peerless in Delaware, and any other amendments to Peerless’ articles of incorporation that might be desirable in the event that the Peerless Board would decide not to proceed with the reincorporation.

On December 10, 2007, the Peerless Board met to discuss a possible reincorporation in Delaware, including a holding company reorganization, the proposed terms of a certificate of incorporation and bylaws, and the possibility of effecting a stock split in connection with a reorganization by issuing two shares of stock of the new Delaware company for every one share of Peerless common stock. At that meeting, the Peerless Board authorized management and Peerless’ outside counsel to begin preparing a proxy statement for a special shareholder meeting at which a proposal would be considered to effect a reorganization into a holding company structure with the parent company being a Delaware corporation.

On January 7, 2008, the Peerless Board met again to consider the Delaware holding company reorganization. At that meeting, the Peerless Board unanimously concluded that the reorganization is advisable, determined that the terms of the merger agreement implementing the reorganization are advisable and in the best interests of Peerless and its shareholders and adopted and approved the merger agreement.

During the course of its deliberations, the Peerless Board consulted with management and outside legal counsel and considered a number of positive factors, including the following:

•	The holding company structure is expected to provide greater operational and financing flexibility. Further, this structure could facilitate future expansion of our business by providing a more flexible structure for acquiring other businesses while continuing to keep the operations and risks of our core businesses separate.

•	We believe that reincorporating in Delaware is more appropriately accomplished by creating a holding company in Delaware. A direct reincorporation in Delaware without the creation of a holding company structure would have required Peerless to merge into a new Delaware corporation, a result of which would be that Peerless could not continue as a Texas corporation. In addition, the direct incorporation method had the disadvantage of requiring more consents from third parties because it would have required the new Delaware corporation to assume all the rights and obligations of Peerless. By preserving the corporate existence of Peerless after the reorganization, we avoid the necessity of obtaining these consents.

•	For many years, Delaware has followed a policy of encouraging incorporation in that state and has adopted comprehensive, modern and flexible corporate laws which are updated regularly to meet changing business needs. As a result of this deliberate policy to provide a positive climate for corporate development, many public corporations have chosen to incorporate in Delaware. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues relating to public companies. As a result, a substantial body of case law has developed construing Delaware corporate law and establishing legal principles and policies regarding publicly-held Delaware corporations. For these reasons, we believe that Delaware law will provide greater predictability with respect to our corporate legal matters than we have had under Texas law. However, we will continue to operate our current business as a Texas corporation and a subsidiary of PMFG. PMFG will be the public company. We believe that Delaware law will provide greater flexibility and predictability in our public company’s legal affairs than is presently available under Texas law. We also believe that, as a majority of publicly-held companies are incorporated in Delaware, institutional investors are more familiar with Delaware law and are comfortable investing in companies incorporated in Delaware.

•	We believe that organizing our company under Delaware law will enhance our ability to attract and retain qualified directors and officers. The corporate law of Delaware, including its extensive body of case law, offers directors and officers of public companies more certainty. Under Delaware law, the parameters of director and officer liability are more clearly defined and better understood than under Texas law. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. We therefore believe that providing the benefits afforded directors by Delaware law will enable us to compete more effectively with other companies in recruiting talented and experienced directors and officers. At the same time, we believe that Delaware law regarding corporate fiduciary duties provides appropriate protection for our stockholders. Under Delaware law, directors’ personal liability cannot be eliminated for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful repurchases or redemptions of stock; or

•	any transactions from which the director derived an improper personal benefit.

In addition to the positive factors described above, the Peerless Board also considered the following potential negative factors associated with the reorganization proposal:

•	We will incur direct costs as a result of the reorganization, including attorney’s fees, accountants’ fees, filing fees, financial printing expenses and mailing costs. A substantial portion of these costs will be incurred prior to the vote of our shareholders.

•	The reorganization may also result in indirect costs by diverting the attention of our management from our business and increasing administrative costs and expenses. Increased administrative costs and expenses include those associated with maintaining separate records for each of PMFG and Peerless.

After careful consideration, the Peerless Board of Directors has determined that creation of a holding company structure offers a net benefit to Peerless shareholders. The Peerless Board has unanimously approved the reorganization proposal, determined that the terms of the reorganization and the merger agreement are advisable and in the best interests of Peerless shareholders, and has adopted and approved the related merger agreement. The Peerless Board of Directors unanimously recommends that Peerless shareholders vote “FOR” the reorganization proposal (including approval of the related merger agreement) at the special meeting.

Reorganization

Peerless currently owns all of the issued and outstanding common stock of PMFG, and PMFG currently owns all of the common stock of another subsidiary that was formed for purposes of completing the proposed reorganization. Following the approval of the merger agreement by the Peerless shareholders and the satisfaction or waiver of the other conditions specified in the merger agreement (which are described below), Peerless will merge with the subsidiary of PMFG. This merger will effect the reorganization. As a result of this merger:

•	Each holder of Peerless common stock at the time the merger is effective will become a holder of PMFG common stock.

•	Peerless will become a wholly owned subsidiary of PMFG.

•	Peerless will be the surviving corporation in the merger.

Copies of the PMFG certificate of incorporation and bylaws which will be in effect upon completion of the reorganization are included as Annex B and Annex C, respectively, to this proxy statement/prospectus. For more information regarding your rights as a shareholder before and after the reorganization, see “Description of PMFG Common Stock” and “Comparative Rights of Holders of Peerless Common Stock and PMFG Common Stock.”

In all other respects, the company will remain the same. The current directors of Peerless will be the directors of PMFG, the current executive officers of Peerless will remain the same, and our business and operations will remain the same.

What Peerless Shareholders Will Receive in the Reorganization

Each share of Peerless common stock will convert into two shares of PMFG common stock. You will own the same percentage of shares of PMFG common stock as you owned of Peerless common stock immediately prior to the completion of the reorganization.

Two-For-One Exchange Ratio; Exchange of Stock Certificates

The Board of Directors of Peerless established the two-for-one exchange ratio in order to increase the liquidity of the shares and possibly broaden the stockholder base.

Following the completion of the reorganization, the certificates representing your shares of Peerless common stock will represent twice that number of shares of PMFG common stock. You will not be required to exchange your stock certificates as a result of the reorganization.

Peerless Stock Options

Each outstanding option to acquire shares of Peerless common stock will become an option to acquire shares of PMFG common stock, on the same terms and conditions as before the reorganization. There were outstanding options to purchase [ • ] shares of Peerless common stock on the record date. While the treatment of any option will depend upon the specific terms of the award agreement, as a result of the reorganization, the exercise price of outstanding options to acquire Peerless common stock will be reduced by half and each option will represent the right to acquire twice the number of PMFG shares as it did Peerless shares. This adjustment preserves the existing economic benefit of the outstanding stock options.

Conditions to Reorganization

We will complete the reorganization only if each of the following conditions is satisfied or waived:

•	approval of the reorganization proposal by holders of at least two-thirds of the outstanding shares of Peerless common stock;

•	approval for listing on Nasdaq of the shares of PMFG common stock to be issued in the reorganization;

•	absence of any stop order suspending the effectiveness of the registration statement relating to the shares of PMFG common stock to be issued in the reorganization;

•	receipt by Peerless of a legal opinion to the effect that the reorganization will qualify as a tax-free transaction under Section 368(a) or Section 351 of the Internal Revenue Code, as amended (the “Code”);

•	absence of any law or order that has a material adverse effect on Peerless or any legal prohibition or restraint that would prevent completion of the reorganization or any pending legal proceeding that seeks one of these results; and

•	receipt of necessary regulatory approvals and licenses and any required third party consents.

The merger agreement may be terminated, or the completion of the merger may be deferred, at any time prior to the completion of the reorganization (even after approval by our shareholders) by the Board of Directors of Peerless.

Completion of the Reorganization

The reorganization will be completed when we file articles of merger with the Texas Secretary of State. We will file these articles of merger when the conditions to the reorganization described above have been satisfied or waived. We expect that we will file the articles of merger promptly following the special meeting.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the reorganization. This discussion is based upon current provisions of the Code, current and proposed Treasury Regulations, and judicial and administrative decisions and rulings as of the date of this proxy statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. This discussion does not address all aspects of taxation that may be relevant to you in light of your personal investment or tax circumstances or to persons that are subject to special treatment under the U.S. federal income tax laws. In particular, this discussion deals only with shareholders that hold Peerless common stock as capital assets within the meaning of the Code. In addition, this discussion does not address the tax treatment of special classes of shareholders, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding Peerless common stock as part of a hedging or conversion transaction or as part of a “straddle,” U.S. expatriates, persons subject to the alternative minimum tax, foreign corporations, foreign partnerships, foreign estates or trusts and persons who are not citizens or residents of the United States. This discussion may not be applicable to holders who acquired Peerless common stock pursuant to the exercise of options or warrants or otherwise as compensation. Furthermore, this discussion does not address any state, local or foreign tax considerations.

We urge you to consult your own tax advisors about the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The obligation of Peerless to complete the reorganization is conditioned upon, among other things, Peerless’ receipt of an opinion from Jones Day that the reorganization will constitute a tax-free transaction under Section 368(a) or Section 351 of the Code. The opinion of counsel will be based in part upon representations, made as of the effective time of the reorganization, by PMFG and Peerless, which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinion of counsel could be adversely affected. Assuming that the aforementioned representations are made and are true, correct and complete at the time of the reorganization, the merger will be treated for U.S. federal income tax purposes as either a reorganization within the meaning of Section 368(a) of the Code or a transfer of property for stock of a controlled corporation within the meaning of Section 351 of the Code if the merger is completed under the current terms of the merger agreement. Provided that the merger meets the requirements of either of these provisions, then, subject to the limitations and qualifications referred to herein, the merger will generally result in the following U.S. federal income tax consequences:

•	No gain or loss will be recognized by PMFG or Peerless as a result of the reorganization;

•	No gain or loss will be recognized by you upon your receipt of PMFG common stock solely in exchange for your Peerless common stock;

•	The aggregate tax basis of the shares of PMFG common stock that you receive in exchange for your Peerless common stock in the reorganization will be the same as the aggregate tax basis of your Peerless common stock surrendered in exchange therefor; and

•	The holding period for shares of PMFG common stock that you receive in the reorganization will include the holding period of your Peerless common stock surrendered in exchange therefor, provided that the existing stock was held by the shareholder as a capital asset at the time of the reorganization.

PMFG and Peerless have not requested, and will not request, a private letter ruling from the Internal Revenue Service (the “IRS”) as to whether the reorganization qualifies as a tax-free transaction under Section 368(a) or Section 351 of the Code. The opinion of counsel will not be binding upon the IRS or any court.

A successful challenge to the tax-free status of the reorganization by the IRS would result in a shareholder recognizing gain or loss with respect to each share of Peerless stock surrendered equal to the difference between that shareholder’s basis in the share and the fair market value, as of the time of the reorganization, of the PMFG stock received in exchange therefor. In such event, a shareholder’s aggregate basis in the shares of PMFG stock received in the exchange would equal such fair market value, and the shareholder’s holding period for the shares would not include the period during which such shareholder held Peerless stock.

You may be required to attach a statement to your tax returns for the taxable year in which the reorganization is completed that contains information such as your tax basis in the Peerless common stock surrendered and a description of the PMFG common stock received in the reorganization.

We urge you to consult your own tax advisor as to the specific U.S. federal and state tax consequences of the reorganization to you.

Anticipated Accounting Treatment

For accounting purposes, our reorganization into a holding company structure will be treated as a transaction between entities under common control, resulting in no change in the carrying amount of Peerless’ existing assets or liabilities. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of Peerless will be included in the consolidated financial statements of PMFG as currently presented.

Listing of PMFG Common Stock on Nasdaq; Delisting and Deregistration of Peerless Common Stock

A condition to completion of the reorganization is the approval for listing on Nasdaq of shares of PMFG common stock. This includes both shares issuable in the reorganization and any other shares to be reserved for issuance in connection with the reorganization. We expect that the PMFG common stock will trade under the ticker symbol “PMFG.” In addition, PMFG will become a reporting company under the Exchange Act.

Following the reorganization, Peerless common stock will no longer be quoted on the Nasdaq Global Market and will no longer be registered under the Exchange Act. In addition, Peerless will cease to be a reporting company under the Exchange Act.

DESCRIPTION OF PMFG COMMON STOCK

PMFG is incorporated in the State of Delaware. The rights of stockholders of PMFG are generally governed by Delaware law and PMFG’s certificate of incorporation and bylaws. This summary is not a complete discussion of, and is qualified by reference to, Delaware law, including the DGCL. The full text of PMFG’s certificate of incorporation and bylaws, which will be in effect upon completion of the reorganization, is attached as Annexes B and C, respectively, to this proxy statement/prospectus.

Capitalization

The authorized capital stock of PMFG consists of 25 million shares of common stock, with a par value of $0.01 per share. PMFG does not have any authorized preferred stock or any other class of capital stock other than common stock. All of the shares issued and outstanding upon completion of the reorganization will be fully paid and nonassessable. Upon completion of the reorganization, the number of shares of PMFG common stock that will be outstanding will be twice the number of shares of Peerless common stock outstanding immediately prior to the reorganization.

Dividends

As has been the practice of Peerless, PMFG does not anticipate paying any cash dividends. However, the holders of outstanding shares of PMFG common stock will be entitled to receive dividends and other distributions legally available therefor in amounts as the PMFG Board of Directors may determine from time to time. Funds for PMFG dividends generally will be provided through dividends and distributions from Peerless, its wholly owned subsidiary following completion of the reorganization. All shares of PMFG common stock will be entitled to participate ratably with respect to dividends or other distributions.

Voting Rights

Holders of PMFG common stock will be entitled to one vote per share, and, in general, a majority of issued and outstanding shares of PMFG common stock will be sufficient to authorize action upon all matters submitted for a vote. Directors are to be elected by a plurality of the votes cast at the annual meeting of the stockholders, and stockholders of PMFG will not have the right to cumulate their votes in the election of directors. Holders of PMFG common stock will not be permitted to take action by written consent without a meeting.

Preemptive Rights

Holders of PMFG common stock will not be entitled to preemptive rights with respect to any shares which may be issued.

Liquidation

In the event of liquidation, dissolution or winding up of PMFG, the holders of PMFG common stock will be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of PMFG available for distribution.

Stockholder Rights Plan

A stockholder rights plan for PMFG stockholders will be in effect immediately prior to completion of the reorganization. This plan will be substantially identical to the existing Peerless shareholder rights plan.

Pursuant to Peerless’ existing stockholder rights plan, Peerless has issued a right to purchase 1/100th of a share of Peerless common stock at a discounted price if a person or group (other than certain institutional investors specified in the rights plan) acquires beneficial ownership of 20 percent or more of Peerless’ outstanding common stock. Rights held by those that exceed the 20 percent threshold will be void. The rights plan also includes an exchange option. In general, after the rights become exercisable, the Peerless Board of Directors may, at its discretion, effect an exchange of part or all of the rights (other than rights that have become void) for shares of Peerless common stock. Under this option, Peerless would issue one share of common stock for each right, subject to adjustment in certain circumstances.

Transfer Agent and Registrar

The transfer agent and registrar for the PMFG common stock is Mellon Investor Services LLC. Mellon Investor Services is currently the transfer agent for the Peerless common stock.

Delaware Anti-Takeover Statute

PMFG will be subject to Delaware’s anti-takeover law. This law provides that an interested stockholder may not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. An “interested stockholder” is a person who owns 15 percent or more of the outstanding voting stock of a corporation or a person who is an associate or affiliate of the corporation and, within the preceding three-year period, owned 15 percent or more of the outstanding voting stock. Delaware law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision of Delaware law has an anti-takeover effect for transactions not approved in advance by PMFG’s Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for shares of PMFG common stock. As a result, any person who owns at least 15 percent of PMFG’s outstanding voting stock could not pursue a takeover transaction that was not approved by the PMFG Board of Directors.

The Peerless Board of Directors believes that unsolicited takeover attempts may be disadvantageous to PMFG and its stockholders because, among other reasons, a non-negotiated takeover bid: (a) may be timed to take advantage of temporarily depressed share prices; (b) may be designed to foreclose or minimize the possibility of more favorable competing bids or alternative transactions; or (c) may involve the acquisition of only a controlling interest in the company’s shares, without affording all stockholders the opportunity to receive the same economic benefits. By contrast, in a transaction in which a potential acquiror must negotiate with an independent board of directors, the board may consider the underlying and long-term values of the company’s business, properties and other assets, the possibilities for alternative transactions on more favorable terms, possible advantages from a tax-free reorganization, anticipated favorable developments in the company’s business not yet reflected in the share price, and equality of treatment of all stockholders.

Incorporation in Delaware may be disadvantageous to the extent that the provisions of Delaware law have the effect of discouraging a future takeover attempt which is not approved by PMFG’s Board of Directors, but which a majority of the stockholders may deem to be in their best interests, or in which shareholders may receive a substantial premium for their shares over the then current market value or over their cost bases in such shares. The reorganization was not proposed to prevent a change in control, and the Peerless Board of Directors is not aware of any present attempt to acquire control of Peerless or to obtain representation on the Peerless Board of Directors.

COMPARATIVE RIGHTS OF HOLDERS OF
PEERLESS COMMON STOCK AND PMFG COMMON STOCK

The rights of Peerless shareholders are currently governed by the Texas Business Corporation Act and Texas common law, Peerless’ articles of incorporation and bylaws. The rights of PMFG stockholders after completion of the reorganization will be governed by the DGCL, Delaware common law, PMFG’s certificate of incorporation and bylaws.

The following is a summary of the material differences between your existing rights as a Peerless shareholder and the rights you will have as a stockholder of PMFG following the reorganization. For a more detailed description of the common stock of PMFG see “Description of PMFG Common Stock” beginning on page 17 of this proxy statement/prospectus.

Capitalization

Peerless (Texas)

The authorized capital stock of Peerless consists of 10 million shares of common stock, par value $1.00 per share.

PMFG (Delaware)

The authorized capital stock of PMFG consists of 25 million shares of common stock, par value $0.01 per share.

Outstanding options to receive shares of Peerless common stock under Peerless’ equity incentive plans will be converted into options to receive shares of PMFG common stock on the same terms as were in effect prior to the reorganization. However, to preserve the existing economic benefit of the options, each outstanding option will represent twice the number of shares of PMFG common stock as it did of Peerless common stock and the exercise price will be reduced by half.

Voting Rights

Peerless (Texas)

Each outstanding share of Peerless common stock is entitled to one vote on each matter submitted to a vote at a meeting of shareholders, including the election of directors.

PMFG (Delaware)

PMFG common stock has the same voting rights as Peerless common stock.

Cumulative Voting

Peerless (Texas)

Peerless shareholders do not have the right to cumulate votes in the election of directors.

PMFG (Delaware)

PMFG’s stockholders will not have the right to cumulate votes in the election of directors.

Number of Directors

Peerless (Texas)

Peerless’ bylaws provide that the number of directors is fixed by Peerless Board of Directors, but the number of directors may be no less than five and not more than 10. The current size of the Peerless Board of Directors is six.

PMFG (Delaware)

PMFG’s certificate of incorporation provides that the number of directors of PMFG may be no less than five nor more than 10 and will otherwise be fixed in the manner provided in PMFG’s bylaws. The PMFG bylaws authorize the Board of Directors to fix the number of directors, subject to provisions of the certificate of incorporation. The current size of PMFG’s Board of Directors is also six.

Classes of Directors

Peerless (Texas)

Peerless’ bylaws provide that the Board of Directors is divided into three classes. The directors in each class currently serve three-year terms of office.

PMFG (Delaware)

PMFG’s certificate of incorporation provides for the same classification of directors.

Vote Required for Election of Directors

Peerless (Texas)

Peerless’ directors are elected by a plurality of the shares entitled to vote for directors.

PMFG (Delaware)

PMFG’s directors will be elected in the same manner.

Removal of Directors

Peerless (Texas)

Under Peerless’ bylaws, a director may be removed only for cause, by the vote of the holders of at least two-thirds of the outstanding shares.

PMFG (Delaware)

Under PMFG’s certificate of incorporation, a director may be removed only for cause, by the vote of the holders of at least two-thirds of the outstanding shares.

Vacancies on the Board of Directors

Peerless (Texas)

Peerless’ bylaws provide that any vacancy occurring on the Board of Directors may be filled by the shareholders at an annual or special meeting or by the affirmative vote of a majority of the remaining directors.

Under Texas law, a directorship filled as a result of an increase in the number of directors may be filled by (a) election at a shareholder meeting, or (b) by the Board of Directors for a term of office continuing only until the next election of directors by shareholders. Under Texas law, the Board of Directors may not fill more than two new directorship positions during the period between annual meetings of shareholders.

PMFG (Delaware)

Delaware law and PMFG’s bylaws provide that any vacancy occurring on the Board of Directors for any reason (including any newly created directorships resulting from any increase in the authorized number of directors) may be filled by the stockholders at an annual or special meeting or by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. As provided under Delaware law, any director so chosen will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director’s successor is elected and qualified.

Amendment to the Articles (Certificate) of Incorporation

Peerless (Texas)

Under Texas law, any amendment to Peerless’ articles of incorporation must first be proposed by a resolution of the Peerless Board of Directors and approved by the holders of at least two-thirds of the outstanding shares.

PMFG (Delaware)

Under Delaware law, amendments to PMFG’s certificate of incorporation must first be proposed by a resolution of PMFG’s Board of Directors and adopted by the holders of a majority of the outstanding shares.

Amendment to the Bylaws

Peerless (Texas)

Peerless’ bylaws may be amended by the Board of Directors or by the holders of at least two-thirds of the outstanding shares at a meeting called for that purpose.

PMFG (Delaware)

PMFG’s certificate of incorporation provides that PMFG’s bylaws may be amended either by the Board of Directors or by the holders of at least two-thirds of all outstanding shares of PMFG common stock.

Shareholder Proposals

Peerless (Texas)

Under Peerless’ bylaws, for any business to be properly submitted to an annual meeting of shareholders, advance notice must be provided not less than 120 days and not more than 150 days before the first anniversary date of Peerless’ proxy statement in connection with the previous year’s annual meeting of shareholders.

PMFG (Delaware)

PMFG’s bylaws provide that in order for a stockholder to bring business before an annual meeting of stockholders, advance notice must be provided not less than 120 days nor more than 150 days prior to the first anniversary of the date on which PMFG first mailed its proxy materials for the preceding year’s annual meeting of stockholders.

Director Nominations by Shareholders

Peerless (Texas)

The organizational documents of Peerless do not treat director nominations by shareholders differently than other shareholder proposals.

PMFG (Delaware)

PMFG’s bylaws provide that in order for a stockholder to nominate a director for election by the stockholders, the stockholder must give written notice to the company. Generally, the notice must be delivered to or mailed and received at PMFG’s principal executive offices not less than 120 nor more than 150 days prior to the first anniversary of the date on which the company first mailed its proxy materials for the immediately preceding annual meeting. The notice must include certain information regarding the nominating stockholder and the director nominee.

Ability to Call Special Meetings of Shareholders

Peerless (Texas)

Under Peerless’ bylaws, special meetings of shareholders may be called by the President, the Board of Directors or the holders of at least 10 percent of all shares entitled to vote at a special meeting.

PMFG (Delaware)

PMFG’s certificate of incorporation provides that meetings of stockholders may be called by the Chairman, the Chief Executive Officer or the President, and shall be called by the Secretary within 10 days after requested by a majority of the directors.

Shareholder Action Without a Meeting

Peerless (Texas)

Under Texas law, the articles of incorporation of a Texas corporation may permit shareholders to take action by written consent of the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting. Peerless does not have such a provision in its articles of incorporation.

PMFG (Delaware)

Under PMFG’s certificate of incorporation, no action required or permitted to be taken at any meeting of stockholders may be taken by written consent without a meeting.

Limitation on Directors’ Liability

Peerless (Texas)

Texas law permits a Texas corporation to limit the personal liability of directors for acts or omissions in a director’s capacity as director, except that the liability of a director may not be limited in the event of:

•	a breach of the director’s duty of loyalty;

•	any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or distributions;

•	any transaction from which the director derived an improper personal benefit; or

•	an act or omission for which the liability of a director is expressly provided by an applicable statute.

PMFG (Delaware)

PMFG’s certificate of incorporation provides that no director will be personally liable to PMFG or its stockholders for any acts or omissions in the performance of his or her duties as a director of PMFG, to the extent permitted under Delaware law.

Delaware law provides that a company can limit the personal liability of a director for breach of fiduciary duty as a director, but may not limit or eliminate liability for:

•	any breach of the director’s duty of loyalty;

•	any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or distributions; or

•	any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers

Peerless (Texas)

Peerless’ articles of incorporation authorize Peerless to, and Peerless’ bylaws provide that it shall, indemnify a person who was, is or is threatened to be made a named defendant or respondent in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because the person is or was an officer or director of the company if it is determined that the person (a) conducted himself in good faith; (b) reasonably believed (i) in the case of conduct in his or her official capacity as a director or officer of Peerless, that his or her conduct was in Peerless’ best interest; or (ii) in all other cases, that his or her conduct was at least not opposed to Peerless’ best interests; and (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

However, if an officer or director is found liable on the basis that a personal benefit was improperly received, or a director is found liable to the corporation, indemnification shall be limited to reasonable expenses actually incurred by the officer or director in connection with the proceeding; provided that, if the officer or director is also found liable for willful or intentional misconduct in the performance of his duties, no indemnification shall be made. In addition, no indemnification shall be made in connection with a shareholder derivative suit if the officer or director has been found liable for negligence or misconduct in the performance of his duties as a director or officer and only to the extent that the court in which the suit or action was brought determines that the officer or director is fairly and reasonably entitled to indemnity. Peerless’ articles of incorporation and bylaws require indemnification of an officer or director for reasonable expenses (including attorneys’ fees) incurred by such person in connection with a proceeding in which he is a party because such person is a director or officer, if such person has been wholly successful, on the merits or otherwise, in the defense of such proceeding.

Peerless’ articles of incorporation also provide that expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Peerless in advance of the final disposition of such action, suit or proceeding as authorized by the Peerless Board of Directors and upon receipt of an undertaking by the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by Peerless.

PMFG (Delaware)

PMFG’s certificate of incorporation provides that PMFG shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or an officer of PMFG, or is or was serving at the request of PMFG, while a director or officer of PMFG, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding to the fullest extent permitted or required by Delaware law. Except with respect to proceedings to enforce rights to indemnification, PMFG will indemnify any such person in connection with a proceeding described above initiated by such person only if such proceeding was authorized by the PMFG Board of Directors.

PMFG’s certificate of incorporation also requires PMFG to pay such director or officer any expenses (including attorneys’ fees) incurred in defending or testifying in any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by PMFG against such expenses as authorized by Delaware law.

Required Vote for Mergers and Certain Other Corporate Actions

Peerless (Texas)

Under Texas law and Peerless’ articles of incorporation and bylaws, the approval of the holders of at least two-thirds of all outstanding shares of Peerless common stock is required to (a) approve a merger or other consolidation, or (b) approve the sale of all or substantially all of the company’s assets.

PMFG (Delaware)

Under Delaware law and PMFG’s certificate of incorporation and bylaws, approval of the holders of a majority of the shares of common stock entitled to vote will be required to (a) approve a merger or other consolidation, or (b) approve the sale of all or substantially all of the company’s assets.

Business Combination Statute

Peerless (Texas)

Texas law generally prohibits public corporations from engaging in business combinations with a beneficial owner of 20 percent or more of the corporation’s stock for a period of three years after the holder exceeds that ownership level, unless: (a) the board of directors approves either the business combination in question or the acquisition of shares by the 20 percent beneficial owner prior to its share acquisition date or (b) the business combination is approved by the affirmative vote of the holders of at least two-thirds of the corporation’s outstanding voting shares not beneficially owned by the 20 percent beneficial owner or its affiliates or associates, at a meeting of shareholders held not less than six months after the 20 percent beneficial owner’s share acquisition date. A Texas corporation can expressly elect not to be governed by the TBCA’s business combination provisions, but Peerless has not done so.

PMFG (Delaware)

Under Delaware law, a corporation is prohibited from engaging in any “business combination” with an “interested stockholder” or any entity if the transaction is caused by the interested stockholder within three years after the person or entity first becomes an interested stockholder, unless:

•	the transaction that caused the person to become an interested stockholder was approved by the board of directors prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85 percent of the outstanding voting stock of the corporation, not including (a) shares held by persons who are both officers and directors of the corporation and (b) shares held by specified employee benefit plans; or

•	after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least two-thirds of the outstanding voting stock, excluding shares held by the interested stockholder.

Delaware law defines “business combination” to include transactions such as mergers, sales and leases of assets, issuances of securities and similar transactions. “Interested stockholder” is defined as any person or entity who, together with certain affiliates and associates, beneficially owns 15 percent or more of the company’s outstanding voting stock. A Delaware corporation can elect not to be governed by the business combination provisions in its certificate of incorporation or bylaws, but PMFG has not done so.

Dissenters’ (Appraisal) Rights

Peerless (Texas)

Under Texas law, shareholders generally have appraisal rights in the event of a merger or consolidation. However, these appraisal rights are not available if (a) the shares held by the shareholder are part of a class of shares listed on a national securities exchange or held of record by at least 2,000 holders, (b) the shareholder is not required to accept for his or her shares any consideration that is different than the consideration to be provided to any other holder of shares of the same class held by the shareholder, and (c) the shareholder is not required to accept any consideration other than shares of a corporation that satisfy the requirements in clause (a) above.

PMFG (Delaware)

Under Delaware law, shareholders are entitled to appraisal rights in a merger or consolidation except that Delaware law does not provide appraisal rights (a) for shares which are listed on a national securities exchange or held of record by more than 2,000 shareholders if the shareholders receive only shares of the surviving corporation, shares of a listed or widely held corporation or cash in lieu of fractional shares, (b) to shareholders of a corporation surviving certain types of mergers when no vote of such shareholders is required to approve the merger or (c) a merger of a parent corporation and a subsidiary of the parent corporation, except that the shareholders of the subsidiary corporation have appraisal rights in the event the parent corporation does not own all of the shares of the subsidiary corporation.

Shareholder Rights Plan

Peerless (Texas)

Peerless has a shareholder rights plan pursuant to which Peerless has issued a right to purchase 1/100th of a share of Peerless common stock at a discounted price if a person or group (other than certain institutional investors specified in the rights plan) acquires beneficial ownership of 20 percent or more of Peerless’ outstanding common stock. Rights held by those that exceed the 20 percent threshold will be void.

The rights plan also includes an exchange option. In general, after the rights become exercisable, the Peerless Board of Directors may, at its discretion, effect an exchange of part or all of the rights (other than rights that have become void) for shares of Peerless common stock. Under this option, Peerless would issue one share of common stock for each right, subject to adjustment in certain circumstances.

PMFG (Delaware)

A rights plan for PMFG stockholders, substantially identical to the existing rights plan for Peerless shareholders, will be in effect immediately prior to completion of the reorganization.

Indemnification Agreements

Peerless (Texas)

Peerless has entered into indemnification agreements with each of its directors and officers that provide the director or officer will not be personally liable to Peerless or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director or officer to the fullest extent permitted by Texas law or any other applicable law.

PMFG (Delaware)

It is anticipated PMFG will enter into similar indemnification agreements, governed by Delaware law, with the directors and officers of PMFG upon completion of the reorganization.

Insurance

Peerless (Texas)

Under Texas law, Peerless may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Peerless, or is or was serving at the request of Peerless as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity or arising out of the person’s status as such whether or not Peerless would have the power to indemnify the person against such liability under Texas law.

PMFG (Delaware)

Under Delaware law and PMFG’s certificate of incorporation, PMFG may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of PMFG, or is or was serving at the request of the PMFG, while a director or officer of PMFG, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not PMFG would have the power to indemnify the person against such expense, liability or loss under Delaware law.

LEGAL MATTERS

Jones Day will pass upon the validity of the shares of PMFG common stock offered by this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Peerless Mfg. Co., as of June 30, 2007 and 2006 and for each of the three years in the period ended June 30, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of Nitram Energy, Inc. and subsidiaries as of September 30, 2007 and 2006 and for the years ended September 30, 2007, 2006 and 2005 that are incorporated into this prospectus by reference from the Current Report on Form 8-K/A filed by Peerless with the Securities and Exchange Commission on June 23, 2008, have been audited by Gaines Kriner Elliott LLP, an independent public accounting firm, as stated in their report, which is incorporated by reference herein and has been so incorporated in reliance upon the report given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Peerless files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Peerless files at the Securities and Exchange Commission’s Public Reference Room located at 100 F Street, NE, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Peerless’ SEC filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. You also may obtain free copies of the documents Peerless files with the Securities and Exchange Commission by going to the “Investor Relations” section of Peerless’ website at http://www.peerlessmfg.com. The information provided on Peerless’ website is not part of this proxy statement/prospectus, and is not incorporated herein by reference.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference in this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the Securities and Exchange Commission. The Securities and Exchange Commission allows us to “incorporate by reference” into this proxy statement/prospectus documents Peerless files with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, and later information that Peerless files with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by Peerless pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting:

•	Annual Report on Form 10-K for the year ended June 30, 2007 (as filed on September 12, 2007);

•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2007 (as filed on November 8, 2007), December 31, 2007 (as filed on February 11, 2008) and March 31, 2008 (as filed on May 9, 2008); and

•	Current Reports on Form 8-K filed on July 3, 2007, November 16, 2007, April 9, 2008, May 5, 2008 and amended Current Report on Form 8-K/A filed on June 23, 2008.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this proxy statement/prospectus) by writing or calling us at the following address and telephone number:

Peerless Mfg. Co.
Attn: Secretary
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Telephone: (214) 357-6181

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. PEERLESS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [ • ], 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

SHAREHOLDER PROPOSALS FOR
2008 ANNUAL MEETING OF SHAREHOLDERS

If you would like to include a proposal in our proxy materials for the 2008 Annual Meeting of Shareholders, the proposal must be in writing and received by Peerless’ Secretary at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 no later than June 12, 2008, and otherwise comply with all requirements of the Securities and Exchange Commission for shareholder proposals.

In addition, Peerless’ bylaws provide that any shareholder who desires to bring any business (including a nomination for the election to the board of directors) before an annual meeting must give timely written notice of the proposal to our Secretary. To be timely, the notice must be received by us at the above address not less than 120 nor more than 150 calendar days before the first anniversary of the date of our proxy statement for the prior year’s annual meeting. To be timely, a notice to bring a proposal before the 2008 Annual Meeting of Shareholders must be received by us no earlier than May 13, 2008 and no later than June 12, 2008. The notice must describe the shareholder proposal and provide certain other information required by Peerless’ bylaws.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Peerless Board of Directors is not aware of any matter to be presented for action at the special meeting other than the matters set forth herein. If any other matters should arise at the special meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

By Order of the Board of Directors,

Henry G. Schopfer
Secretary

Dallas, Texas
[ • ], 2008

ANNEX A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 10, 2008, among Peerless Mfg. Co., a Texas corporation (“Peerless”), PMFG, Inc., a Delaware corporation and a wholly owned subsidiary of Peerless (“PMFG”), and PMFG Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of PMFG (“Merger Sub”).

RECITALS

WHEREAS, the purpose of this Agreement and the transactions contemplated hereby is to effect a reorganization of Peerless into a holding company structure, and PMFG and Merger Sub have been formed for the purpose of effecting this reorganization; and

WHEREAS, the respective Boards of Directors of PMFG, Peerless and Merger Sub have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and in the best interests of such company and its shareholders or stockholders, as applicable; and

WHEREAS, at the Effective Time (as defined herein), pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, (a) Merger Sub will merge with and into Peerless in accordance with the Texas Business Corporation Act, as amended (the “TBCA”), with Peerless continuing as the surviving corporation (the “Merger”), (b) each outstanding share of common stock of Peerless, par value $1.00 per share (“Peerless Common Stock”), will be converted into two shares of common stock of PMFG, par value $0.01 per share (“PMFG Common Stock”), and (c) each share of PMFG Common Stock held by Peerless will be canceled; and

WHEREAS, PMFG, in its capacity as the sole shareholder of Merger Sub, has adopted and approved this Agreement; and

WHEREAS, the completion of the Merger requires, among other things, the approval of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Peerless Common Stock (the “Peerless Shareholder Approval”); and

WHEREAS, it is the intention of the parties hereto that the Merger shall be a tax-free transaction under Section 368(a) or Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

MERGER

Section 1.1  Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time and in accordance with the TBCA, Merger Sub shall be merged with and into Peerless. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and Peerless shall continue as the surviving corporation under the TBCA (the “Surviving Corporation”), becoming a direct wholly owned subsidiary of PMFG.

Section 1.2  Effective Time.

(a) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 3.1, Peerless and Merger Sub shall duly execute and file articles of merger (the “Articles of Merger”), pursuant to Article 5.04 of the TBCA, with the Texas Secretary of State. The Merger shall become effective upon such filing in accordance with the TBCA (the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the TBCA, including Article 5.06 of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the rights, title and interests to all real estate and other property owned by Peerless and Merger Sub shall vest in the Surviving Corporation, and (ii) all liabilities and obligations of Peerless and Merger Sub shall become the liabilities and obligations of the Surviving Corporation.

Section 1.3  Charter Documents of the Surviving Corporation and PMFG.

(a) Immediately prior to the Effective Time, PMFG shall cause to be filed with the Delaware Secretary of State the Amended and Restated Certificate of Incorporation of PMFG in the form set forth as Exhibit A hereto (the “PMFG Certificate of Incorporation”), and shall adopt the Amended and Restated Bylaws of PMFG in the form set forth as Exhibit B hereto (the “PMFG Bylaws”) as the bylaws of PMFG. The PMFG Certificate of Incorporation and PMFG Bylaws shall be the certificate of incorporation and bylaws of PMFG until thereafter changed or amended either as provided therein or by the Delaware General Corporation Law, as amended (the “DGCL”).

(b) Effective at the Effective Time, the Certificate of Formation and Bylaws of Merger Sub in effect at the Effective Time shall become the certificate of formation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by Texas law (except that Article I thereof shall be amended to read “The name of the corporation is Peerless Mfg. Co. (the “Company”)”).

Section 1.4  Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time and shall hold office in the manner provided for in the respective charter documents of the Surviving Corporation.

Section 1.5  Officers.  The officers of Peerless immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time and shall hold office in the manner provided for in the respective charter documents of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES; ISSUANCE OF NEW SECURITIES;
STOCK CERTIFICATES

Section 2.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Peerless Common Stock:

(a) each share of Peerless Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into two validly issued, fully paid and nonassessable shares of PMFG Common Stock each of which shares of PMFG Common Stock shall, subject to the prior execution and delivery of the Rights Agreement between PMFG and Mellon Investor Services, LLC (the “Rights Agreement”) by the parties thereto and the terms and conditions set forth therein, be accompanied by one Right (as defined in the Rights Agreement);

(b) each share of PMFG Common Stock issued, outstanding and held by Peerless immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(c) each outstanding share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall convert into one share of common stock of the Surviving Corporation.

Section 2.2  Stock Certificates.  Subject to Section 2.1, from and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Peerless Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of PMFG Common Stock and the corresponding Rights. The registered owner on the books and records of PMFG or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to PMFG or its transfer agent, be entitled to exercise any voting and other rights with respect to the shares of PMFG Common Stock evidenced by such outstanding certificates which prior to the Merger represented shares of Peerless Common Stock.

Section 2.3  Stock Options.  At the Effective Time, PMFG will assume the Peerless 2001 Stock Option and Restricted Stock Plan and the Peerless 2007 Stock Incentive Plan (collectively, the “Peerless Option Plans”) and each outstanding option to purchase shares of Peerless Common Stock. Each such option so assumed by PMFG under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Peerless Option Plans and the applicable stock option agreement, immediately prior to the Effective Time, except that PMFG Common Stock shall be substituted for Peerless Common Stock in accordance with the terms of the Peerless Option Plans. As soon as reasonably practicable after the Effective Time, PMFG shall file an appropriate post-effective amendment to the registration statements with respect to the shares of PMFG Common Stock subject to such assumed options or otherwise available under the Peerless Option Plans indicating such assumption.

ARTICLE III

CONDITIONS TO MERGER

Section 3.1  Conditions Precedent.  The respective obligation of Peerless and Merger Sub to effect the Merger is subject to the satisfaction or waiver of each of the following conditions:

(a) The Peerless Shareholder Approval shall have been obtained at a special meeting of the shareholders of Peerless (the “Special Meeting”).

(b) The shares of PMFG Common Stock issuable in the Merger pursuant to Section 2.1 and such other shares to be reserved for issuance as a result of the Merger (including the assumption of the Peerless Option Plans) shall have been authorized for listing on The Nasdaq Stock Market.

(c) The registration statement on Form S-4 filed with the Securities and Exchange Commission by PMFG in connection with the issuance of shares of PMFG Common Stock in the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding seeking a stop order.

(d) Peerless shall have received a written opinion from legal counsel to Peerless to the effect that (i) holders of Peerless Common Stock will not recognize any gain or loss on the exchange of such Peerless Common Stock for PMFG Common Stock and (ii) the Merger will qualify as a tax-free transaction under Section 368(a) or Section 351 of the Code.

(e) No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and has a material adverse effect on Peerless or enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and no judicial or administrative proceeding that seeks any such result shall continue to be pending.

(f) All required approvals, licenses and certifications from, and notifications and filings to, governmental entities and third parties shall have been obtained or made, as applicable.

ARTICLE IV

TERMINATION AND AMENDMENT

Section 4.1  Termination.  This Agreement may be terminated or the completion of the transactions contemplated herein may be deferred at any time prior to the Effective Time, whether before or after the Peerless Shareholder Approval, by the board of directors of either Peerless or PMFG. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of Peerless, PMFG or Merger Sub by reason of this Agreement.

Section 4.2  Amendment.  This Agreement may be amended, modified or supplemented at any time before or after the Peerless Shareholder Approval; provided, however, that after any such approval and prior to the Effective Time, there shall be made no amendment that (a) alters or changes the amount or kind of shares to be received by Peerless shareholders in the Merger; (b) alters or changes any term of the PMFG Certificate of Incorporation or PMFG Bylaws; or (c) alters or changes any other terms and conditions of this Agreement if any of the alterations or changes, individually or in the aggregate, would materially adversely affect the holders of shares of Peerless Common Stock. This Agreement may not be amended except after approval by the board of directors of Peerless and evidenced by an instrument in writing signed on behalf of each of the parties.

ARTICLE V

GENERAL PROVISIONS

Section 5.1  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Texas applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction, except to the extent that provisions of the DGCL are mandatorily applicable.

Section 5.2  Entire Agreement.  This Agreement (including the documents and the instruments referred to herein), together with all exhibits, schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 5.3  Further Assurances.  From time to time, and when required by PMFG, the Surviving Corporation or by their respective successors and assigns, Peerless shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and Peerless shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Peerless and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized fully in the name and on behalf of Peerless or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

Section 5.4  Counterparts.  This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall together be considered one and the same agreement.

Section 5.5  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 5.6  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

PEERLESS MFG. CO.,
a Texas corporation

By:	/s/ Peter J. Burlage
Name:     Peter J. Burlage

Title:	President and Chief Executive Officer

PMFG, INC.,
a Delaware corporation

By:	/s/ Peter J. Burlage
Name:     Peter J. Burlage

Title:	President and Chief Executive Officer

PMFG MERGER SUB, INC.,
a Texas corporation

By:	/s/ Peter J. Burlage
Name:     Peter J. Burlage

Title:	President and Chief Executive Officer

ANNEX B

PMFG, INC.

Amended and Restated Certificate of Incorporation

PMFG, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST:  The name of the Company is PMFG, Inc.

SECOND:  The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 3, 2008.

THIRD:  This Amended and Restated Certificate of Incorporation (“Restated Certificate”) was duly adopted in accordance with Section 245 of the Delaware General Corporation Law, pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendments and restatements set forth herein have been duly adopted by the Board of Directors and a majority of the stockholders of the Company.

FOURTH:  Pursuant to Section 245 of the Delaware General Corporation Law, this Restated Certificate restates and integrates and amends the provisions of the Certificate of Incorporation of the Company.

FIFTH:  The text of the original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is PMFG, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 1980. The name of the Company’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

Section 1.  Authorized Capital Stock.  The Company is authorized to issue one class of capital stock, designated Common Stock. The total number of shares of capital stock that the Company is authorized to issue is 25,000,000 shares of Common Stock, par value $0.01 per share.

Section 2.  Common Stock Voting.  The holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

ARTICLE V

The Board may adopt, amend or repeal the Bylaws of the Company. Any Bylaw adopted or amended by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so adopted or amended) or by the stockholders by the affirmative vote of holders of at least two-thirds of the Voting Stock, voting together as a single class. The stockholders may adopt, amend or repeal the Bylaws of the Company in any respect and at any time by the affirmative vote of at least two-thirds of the Voting Stock, voting together as a single class. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Company of any class or series entitled to vote generally in the election of Directors.

ARTICLE VI

Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders. Special meetings of the stockholders of the Company (a) may be called by (i) the Chairman of the Board of Directors (the “Chairman”), (ii) the Chief Executive Officer of the Company (the “Chief Executive Officer”), or (iii) the President of the Company (the “President”) and (b) shall be called by the Secretary of the Company (the “Secretary”) within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies (the “Whole Board”). At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company.

ARTICLE VII

Section 1.  Number, Election, and Terms of Directors.  The number of the Directors of the Company shall not be less than five nor more than 10 and otherwise will be fixed from time to time in the manner provided in the Bylaws of the Company. The Directors will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which Directors are to be elected, the number of Directors elected may not exceed the greatest number of Directors then in office in any class of Directors. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2008; the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2009; and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2010, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. If authorized by the Board, such requirement of written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 2.  Nomination of Director Candidates.  Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Company.

Section 3.  Newly Created Directorships and Vacancies.  Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

Section 4.  Removal.  Stockholders may remove any Director from office only for cause and only in the manner provided in this Article VII, Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of two-thirds of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

Section 5.  Amendment, Repeal, Etc.  The amendment or repeal of, or the adoption of any provision inconsistent with, this Article VII must be by written ballot.

ARTICLE VIII

To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article VIII will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

ARTICLE IX

Section 1.  Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the person is or was a director or an officer of the Company, or is or was serving at the request of the Company, while a director or officer of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

Section 2.  Right to Advancement of Expenses.  The right to indemnification conferred in Section 1 of this Article IX shall include the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 3.  Right of Indemnitee to Bring Suit.  If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise shall be on the Company.

Section 4.  Non-Exclusivity of Rights.  The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Certificate of Incorporation, Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

Section 5.  Insurance.  The Company may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, while a director or officer of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.  Indemnification of Employees and Agents of the Company.  The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company or to any person who serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of directors and officers of the Company or as otherwise permitted or required by the DGCL.

Executed on behalf of the Company by a duly authorized officer thereof on this [ • ] day of [ • ], 2008.

PMFG, INC.

By:
Name:
Title:

ANNEX C

PMFG, INC.

BYLAWS

As Amended and Restated
on [ • ], 2008

STOCKHOLDERS MEETINGS

1. Time and Place of Meetings.  All meetings of the stockholders for the election of the members (the “Directors”) of the Board of Directors of the Company (the “Board”) or for any other purpose will be held at such time and place, within or without the State of Delaware, as may be designated by the Board or, in the absence of a designation by the Board, the Chairman of the Board of Directors (the “Chairman”), the Chief Executive Officer of the Company (the “Chief Executive Officer”), the President of the Company (the “President”) or the Secretary of the Company (the “Secretary”), and stated in the notice of meeting. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that meetings of the stockholders shall not be held at any place, but may instead be held by means of remote communications, subject to such guidelines and procedures as the Board may adopt from time to time. The Board may postpone and reschedule any previously scheduled annual or special meeting of the stockholders.

2. Annual Meeting.  An annual meeting of the stockholders will be held at such date and time as may be designated from time to time by the Board, at which meeting the stockholders will elect by a plurality vote the Directors to succeed those Directors whose terms expire at such meeting and will transact such other business as may properly be brought before the meeting in accordance with Bylaw 8.

3. Special Meetings.  Special meetings of the stockholders (a) may be called by (1) the Chairman, (2) the Chief Executive Officer or (3) the President and (b) shall be called by the Secretary within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies (the “Whole Board”). Any such request by a majority of the Whole Board must be sent to the Chairman and the Secretary and must state the purpose or purposes of the proposed meeting.

4. Notice of Meetings.  Written notice of every meeting of the stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided herein or by law. When a meeting is adjourned to another place, date, or time, written notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting must be given in conformity herewith. At any adjourned meeting, any business may be transacted which properly could have been transacted at the original meeting.

5. Inspectors.  The Board may appoint one or more inspectors of election to act as judges of the voting and to determine those entitled to vote at any meeting of the stockholders, or any adjournment thereof, in advance of such meeting. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting may appoint one or more substitute inspectors.

6. Quorum.  Except as otherwise provided by law, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business thereat. If, however, such quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

7. Voting; Proxies.  Except as otherwise provided by law or by the Certificate of Incorporation of the Company then in effect (the “Certificate of Incorporation”), each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Company on the record date for the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner permitted by Section 212 of the Delaware General Corporation (the “DGCL”) or any successor provision. Without affecting any vote previously taken, a stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person, by revoking the proxy by giving notice to the Secretary of the Company, or by a later appointment of a proxy. The vote upon any question brought before a meeting of the stockholders may be by voice vote, unless otherwise required by the Certificate of Incorporation or these Bylaws or unless the Chairman or the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting otherwise determine. Every vote taken by written ballot will be counted by the inspectors of election. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter and which has actually been voted will be the act of the stockholders, except in the election of Directors or as otherwise provided in these Bylaws, the Certificate of Incorporation, or by law.

8. Order of Business.

(a) The Chairman, or an officer of the Company designated by a majority of the Whole Board, will call meetings of the stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the stockholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including without limitation by imposing restrictions on the persons (other than stockholders of the Company or their duly appointed proxies) that may attend any such stockholders’ meeting, by ascertaining whether any stockholder or his or her proxy may be excluded from any meeting of the stockholders based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of the stockholders.

(b) At an annual meeting of the stockholders, only such business will be conducted or considered as is properly brought before the annual meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of the annual meeting (or any supplement thereto) given by or at the direction of the Board in accordance with Bylaw 4, (2) otherwise properly brought before the annual meeting by the presiding officer or by or at the direction of a majority of the Whole Board, or (3) otherwise properly requested to be brought before the annual meeting by a stockholder of the Company in accordance with Bylaw 8(c).

(c) For business to be properly requested by a stockholder to be brought before an annual meeting, (1) the stockholder must be a stockholder of the Company of record at the time of the giving of the notice for such annual meeting provided for in these Bylaws, (2) the stockholder must be entitled to vote at such meeting, (3) the stockholder must have given timely notice thereof in writing to the Secretary, and (4) if the stockholder, or the beneficial owner on whose behalf any business is brought before the meeting, has provided the Company with a Proposal Solicitation Notice, as that term is defined in this Bylaw 8(c), such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to the holders of at the least the percentage of shares of the Company entitled to vote that is required to approve such business that the stockholder proposes to bring before the annual meeting and included in such materials the Proposal Solicitation Notice. Except as otherwise provided by law, to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 nor more than 150 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 150th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and series and number of shares of capital stock of the Company that are owned beneficially and/or of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings among such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, (E) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Company entitled to vote that is required to approve the proposal (an affirmative statement of such intent, a “Proposal Solicitation Notice”), and (F) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such annual meeting intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting. Notwithstanding the foregoing provisions of this Bylaw 8(c), a stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) with respect to the matters set forth in this Bylaw 8(c). For purposes of this Bylaw 8(c) and Bylaw 14, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act or furnished by the Company to stockholders. Nothing in this Bylaw 8(c) will be deemed to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(d) At a special meeting of stockholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (1) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chairman, the Chief Executive Officer, the President or a majority of the Whole Board in accordance with Bylaw 4 or (2) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Whole Board.

(e) The determination of whether any business sought to be brought before any annual or special meeting of the stockholders is properly brought before such meeting in accordance with this Bylaw 8 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

DIRECTORS

9. Function.  The business and affairs of the Company will be managed under the direction of its Board.

10. Number, Election and Terms.  Subject to the provisions of the Certificate of Incorporation, the authorized number of Directors may be determined from time to time only by a vote of a majority of the Whole Board. The Directors will be classified with respect to the time for which they severally hold office in accordance with the Certificate of Incorporation.

11. Chairman of the Board.  The Board shall annually elect one of its own members as the Chairman. The Chairman may also be the Chief Executive Officer or any other officer of the Company. The Chairman shall preside at the meetings of the Board and shall call to order and preside at all meetings of the stockholders of the Company. In addition, the Chairman shall have such other powers and duties as the Board shall designate from time to time. The Board may also elect one or more Vice Chairmen, with such powers and duties as the Board shall designate from time to time.

12. Vacancies and Newly Created Directorships.  Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining

Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor is elected and qualified. No decrease in the number of Directors constituting the Board will shorten the term of an incumbent Director.

13. Removal.  Any Director may be removed from office by the stockholders only for cause and only in the manner provided in the Certificate of Incorporation and, if applicable, any amendment to this Bylaw 13.

14. Nominations of Directors.

(a) Only persons who are nominated in accordance with this Bylaw 14 will be eligible for election at a meeting of stockholders as Directors of the Company.

(b) Nominations of persons for election as Directors of the Company may be made only at an annual meeting of stockholders (1) by or at the direction of the Board or a committee of the Board or (2) by any stockholder that is a stockholder of record at the time of giving of notice provided for in this Bylaw 14, who is entitled to vote for the election of Directors at such annual meeting, and who complies with the procedures set forth in this Bylaw 14. If a stockholder, or a beneficial owner on whose behalf any such nomination is made, has provided the Company with a Nomination Solicitation Notice, as that term is defined in this Bylaw 14 below, such stockholder or beneficial owner must have delivered a proxy statement and form of proxy to the holders of a majority of the shares of the Company entitled to vote in the election of Directors and included in such materials the Nomination Solicitation Notice. All nominations by stockholders must be made pursuant to timely notice in proper written form to the Secretary.

(c) To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 nor more than 150 calendar days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 150th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. To be in proper written form, such stockholder’s notice must set forth or include (1) the name and address, as they appear on the Company’s books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (2) a representation that the stockholder giving the notice is a holder of record of stock of the Company entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (3) the class and number of shares of stock of the Company owned beneficially and/or of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (4) a description of all arrangements or understandings between or among any of (A) the stockholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (5) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; (6) the signed consent of each nominee to serve as a Director of the Company if so elected; (7) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Company entitled to vote required to elect such nominee or nominees (an affirmative statement of such intent, a “Nomination Solicitation Notice”); and (8) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. The presiding officer of any annual meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Bylaw 14, and if he or she should so determine, he or she will so declare to the meeting and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this Bylaw 14, a stockholder must also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Bylaw 14.

15. Resignation.  Any Director may resign at any time by giving notice in writing or by electronic transmission of his or her resignation to the Chairman or the Secretary. Any resignation will be effective upon actual receipt by any such person or, if later, as of the date and time, or upon the happening of an event or events, specified in such written notice.

16. Regular Meetings.  Regular meetings of the Board may be held at such times and places either within or without the State of Delaware as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

17. Special Meetings.  Special meetings of the Board may be called by the Chairman, the Chief Executive Officer, or the President on notice at least 24 hours prior to the meeting to each Director and will be called by the Chairman, the Chief Executive Officer, or the President, in like manner and on like notice, on the written request of a majority of the Whole Board. Special meetings of the Board may be held at such time and place either within or without the State of Delaware as is determined by the Board or specified in the notice of any such meeting.

18. Quorum.  At all meetings of the Board, a majority of the Whole Board will constitute a quorum for the transaction of business. Except for the designation of committees as hereinafter provided and except for actions required by these Bylaws or the Certificate of Incorporation to be taken by a majority of the Whole Board, the act of a majority of the Directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.

19. Participation in Meetings by Remote Communications.  Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of telephone conference or other means by which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

20. Action by Written Consent.  Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all of the members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing(s) or electronic transmission(s) are filed with the minute of the Board or Committee.

21. Committees.

(a) The Board, by resolution passed by a majority of the Whole Board, may designate one or more committees. Each such committee will consist of one or more Directors and will have such lawfully delegable powers and duties as the Board may confer, except (1) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of Directors) expressly required by the DGCL to be submitted to stockholders for approval or (2) adopting, amending or repealing any provision in these Bylaws or (3) such powers or duties the exercise of which, pursuant to the Certificate of Incorporation or these Bylaws, requires action by a majority of the Whole Board. Any such committee designated by the Board will have such name as may be determined from time to time by resolution adopted by the Board.

(b) The members of each committee of the Board will serve in such capacity at the pleasure of the Board or as may be specified in any resolution from time to time adopted by the Board. The Board may designate one or more Directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of such committee. In lieu of such designation by the Board, in the absence or disqualification of any member of a committee of the Board, the members thereof present at any such meeting of such committee and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c) Unless otherwise prescribed by the Board, a majority of the members of any committee of the Board will constitute a quorum for the transaction of business, and the act of a majority of the members present at a meeting at which there is a quorum will be the act of such committee. Each committee of the Board may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and will keep a written record of all actions taken by the committee.

22. Compensation.  The Board may establish the compensation for, and reimbursement of the expenses of, Directors for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services by Directors to the Company or any of its subsidiaries.

23. Rules.  The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Company.

NOTICES

24. Generally.  Except as otherwise provided by law, these Bylaws, or the Certificate of Incorporation, whenever by law or under the provisions of the Certificate of Incorporation or these Bylaws notice is required to be given to any Director, such notice may be given (a) in person, (b) by mail or courier service, addressed to such Director, at the address of such Director as it appears on the records of the Company, with postage thereon prepaid, or (c) by telephone, facsimile, electronic transmission or similar medium of communication. Except as otherwise provided by law, these Bylaws, or the Certificate of Incorporation, whenever by law or under provisions of the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (a) in person, (b) by mail or courier service, at the address of such stockholder as it appears on the records of the Company, with postage thereon prepaid, or (c) by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any notice will be deemed to be given (a) at the time when the same is deposited in the United States mail or with the courier, (b) if to a Director, when transmitted, to the extent given by telephone or electronic transmission, and (c) if to a stockholder, at the time specified in Section 232 or any successor provision of the DGCL, to the extent given by electronic transmission.

25. Waivers.  Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

OFFICERS

26. Officers.  The officers of the Company will be elected by the Board and will consist of a President (who, unless the Board specifies otherwise, will also be the Chief Executive Officer), a Secretary and a Treasurer. The Board may also choose any or all of the following: one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Board may from time to time determine. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Company or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any Director.

27. Compensation.  The compensation of all officers and agents of the Company who are also Directors of the Company will be fixed by the Board or by a committee of the Board. The Board may fix, or delegate the power to fix, the compensation of other officers and agents of the Company to an officer of the Company.

28. Succession.  The officers of the Company will hold office until their successors are elected and qualified, or until his or her earlier death, resignation, disqualification, or removal. Any officer may be removed at any time by the affirmative vote of a majority of the Whole Board. Any vacancy occurring in any office of the Company may be filled by the Board.

29. Authority and Duties.  Each of the officers of the Company will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

STOCK

30. Certificates.  The Board may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Company will be uncertificated. Any certificates representing shares of stock of the Company will be in such form as is determined by the Board, subject to applicable legal requirements. Each such certificate will be numbered and its issuance recorded in the books of the Company, and such certificate will exhibit the holder’s name and the number of shares and will be signed by, or in the name of, the Company by the President and the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, and will also be signed by, or bear the facsimile signature of, a duly authorized officer or agent of any properly designated transfer agent of the Company. Any or all of the signatures and the seal of the Company, if any, upon such certificates may be facsimiles, engraved, or printed. Such certificates may be issued and delivered notwithstanding that the person whose signature appears thereon may have ceased to be such officer at the time the certificates are issued and delivered.

31. Lost, Stolen or Destroyed Certificates.  In place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed, the Secretary may (a) direct a new certificate or certificates to be issued or (b) if the Board has provided by resolution or resolutions that the applicable stock shall be uncertificated, direct uncertificated shares to be issued. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.

32. Record Dates.

(a) In order that the Company may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which will not be more than 60 nor less than 10 calendar days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the calendar day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the calendar day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b) In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.

(c) The Company will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Company has notice thereof, except as expressly provided by applicable law.

GENERAL

33. Fiscal Year.  The fiscal year of the Company will end on June 30th of each year or such other date as may be fixed from time to time by the Board.

34. Seal.  The Board may adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

35. Reliance Upon Books, Reports and Records.  Each Director, each member of a committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person or entity as to matters the Director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

36. Time Periods.  In applying any provision of these Bylaws that requires that an act be performed or not be performed a specified number of days prior to an event or that an act be performed during a period of a specified number of days prior to an event, calendar days will be used unless otherwise specified, the day of the doing of the act will be excluded, and the day of the event will be included.

37. Amendments.  Except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, these Bylaws or any of them may be amended in any respect or repealed at any time, either (i) at any meeting of the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders in accordance with the Certificate of Incorporation, or (ii) at any meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the stock of the Company of any class or series entitled to vote generally in the election of Directors, voting together as a single class, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”), empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

PMFG’s certificate of incorporation provides that PMFG shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or an officer of PMFG, or is or was serving at the request of PMFG, while a director or officer of PMFG, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding to the fullest extent permitted or required by Delaware law. Except with respect to proceedings to enforce rights to indemnification, PMFG will indemnify any such person in connection with a proceeding described above initiated by such person only if such proceeding was authorized by the PMFG Board of Directors.

PMFG’s certificate of incorporation also requires PMFG to pay such director or officer any expenses (including attorneys’ fees) incurred in defending or testifying in any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by PMFG against such expenses as authorized by Delaware law.

The indemnification provisions contained in PMFG’s certificate of incorporation and bylaws are in addition to any other right that a person may have or acquire under any statute, bylaw, resolution of shareholders or directors or otherwise. PMFG is expected to maintain insurance on behalf of its directors and officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

We expect to enter into indemnification agreements with each of our directors and officers that provide the director or officer will not be personally liable to us or our stockholders for or with respect to any acts or omissions in the performance of his duties as a director or officer to the fullest extent permitted by the DGCL or any other applicable law.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit
Number		Description

2.1		Agreement and Plan of Merger by and among Peerless Mfg. Co., PMFG, Inc. and PMFG Merger Sub, Inc., dated January 10, 2008 (included as Annex A to proxy statement/prospectus included in the registration statement).
3.1		Form of Restated Certificate of Incorporation of PMFG, Inc. (included as Annex B to proxy statement/prospectus included in the registration statement).
3.2		Form of Bylaws of PMFG, Inc. (included as Annex C to proxy statement/prospectus included in the registration statement).
4	.1†	Form of Rights Agreement dated [ • ], 2008 between PMFG, Inc. and Mellon Investor Services, LLC, as Rights Agent.
5	.1†	Opinion of Jones Day.
8.1		Opinion of Jones Day as to tax matters.
10	.1†	Form of Director and Officer Indemnification Agreement.
23.1		Consent of Jones Day (included as part of its opinion filed as Exhibits 5.1 and 8.1 hereto).
23.2		Consent of Grant Thornton LLP.
23.3		Consent of Gaines Kriner Elliott LLP.
24	.1†	Powers of Attorney.
99	.1†	Form of proxy for special meeting of shareholders of Peerless Mfg. Co.

† Previously filed

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5) that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or to cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(9) that every prospectus: (i) that is filed pursuant to paragraph (8) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(10) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction on the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(11) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(12) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 27, 2008.

PMFG, Inc.

By:	/s/ Peter J. Burlage
Peter J. Burlage
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities indicated on June 27, 2008.

Signature	Title

/s/ Peter J. Burlage Peter J. Burlage	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Henry G. Schopfer, III Henry G. Schopfer, III	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Kenneth R. Hanks	Director

* Robert McCashin	Director

* R. Clayton Mulford	Director

* Sherrill Stone	Director

* Howard G. Westerman, Jr.	Director

Henry G. Schopfer, III, by signing his name hereto, does hereby sign and execute this registration statement on behalf of the above-named directors of PMFG, Inc. on this 27th day of June, 2008, pursuant to powers of attorney executed on behalf of such director, and contemporaneously filed with the Securities and Exchange Commission.

*By	/s/ Henry G. Schopfer, III
Henry G. Schopfer, III, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

2.1		Agreement and Plan of Merger by and among Peerless Mfg. Co., PMFG, Inc. and PMFG Merger Sub, Inc., dated January 10, 2008 (included as Annex A to proxy statement/prospectus included in the registration statement).
3.1		Form of Restated Certificate of Incorporation of PMFG, Inc. (included as Annex B to proxy statement/prospectus included in the registration statement).
3.2		Form of Bylaws of PMFG, Inc. (included as Annex C to proxy statement/prospectus included in the registration statement).
4	.1†	Form of Rights Agreement dated [ • ], 2008 between PMFG, Inc. and Mellon Investor Services, LLC, as Rights Agent.
5	.1†	Opinion of Jones Day.
8.1		Opinion of Jones Day as to tax matters.
10	.1†	Form of Director and Officer Indemnification Agreement.
23.1		Consent of Jones Day (included as part of its opinion filed as Exhibits 5.1 and 8.1 hereto).
23.2		Consent of Grant Thornton LLP.
23.3		Consent of Gaines Kriner Elliott LLP.
24	.1†	Powers of Attorney.
99	.1†	Form of proxy for special meeting of shareholders of Peerless Mfg. Co.

† Previously filed